Exhibit 99.1


NEWS

CONTACTS:


Joshua Grass (Investors)
BioMarin Pharmaceutical Inc.
(415) 884-6777

Fredda Malkoff (Media)
Feinstein Kean Healthcare
(617) 577-8110

For Immediate Release:

                    BioMarin Provides Update on Recent Events

Novato, CA, March 31, 2003 - BioMarin Pharmaceutical Inc. (Nasdaq and Swiss SWX New Market: BMRN) provided updates on the regulatory status of Aldurazyme, its VibrilaseTM clinical development program and news related to its recent follow-on offering.

o The U.S. Food and Drug Administration (FDA) formally acknowledged BioMarin and Genzyme's joint response to remaining items outlined in the complete response letter received on January 28, 2003 related to the companies' marketing application for Aldurazyme. The FDA classified the response as a complete, class 1 response and intends to take action on the resubmission by April 30, 2003. Aldurazyme (laronidase) is an investigational enzyme replacement therapy for treatment of mucopolysaccharidosis I (MPS I).

o BioMarin completed its Phase 1a clinical trial of Vibrilase, a topical enzyme product candidate for serious burns. Results indicate that Vibrilase did not cause dermal irritation or sensitization in fewer than eight days, well beyond the expected treatment period of 1-3 days. BioMarin is currently enrolling patients in a Phase 1b trial, which it expects to complete in the middle of 2003.

o The underwriters of BioMarin's recent follow-on offering, UBS Warburg LLC, CIBC World Markets Corp. and SG Cowen Securities Corporation exercised their option to purchase the entire over-allotment option of 1,125,000 shares of common stock at $10.00 per share. Separately, BioMarin completed sales of common stock totaling 500,000 shares at a price of $10.00 per share to Acqua Wellington North American Fund Equities Ltd. under its existing equity facility. The gross proceeds from the follow-on offering, the over-allotment, and the sale of stock through the equity facility totaled $91.25 million. As a result, BioMarin expects to have more than $140 million in cash and cash equivalents on March 31, 2003.

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Aldurazyme Regulatory Update

The FDA has set April 30, 2003 as the formal action date by which it will respond to BioMarin and Genzyme's application to market Aldurazyme in the United States. The FDA has notified the companies that they provided a complete, class I response to the questions issued by the FDA in its January 28, 2003 complete response letter. The outstanding questions were related to post-marketing commitments, final product labeling, and completion of the manufacturing inspections process.

BioMarin and Genzyme formed a joint venture in 1998 to develop and commercialize Aldurazyme worldwide. Under the terms of the joint venture, if Aldurazyme is approved for commercial sale, BioMarin will manufacture the product and Genzyme will market and commercialize it worldwide. The companies have obtained Orphan Drug designation from the FDA and Orphan Medicinal Product designation from the European Union.

Vibrilase Program

Overview

BioMarin is developing Vibrilase as a topically applied enzyme for the debridement of serious burns. In the United States, approximately 45,000 serious burns require medical attention each year. In order to avoid infection and promote healing, the burned skin, or eschar, must be removed. This process is referred to as debridement. Conventional debridement methods employ surgical techniques, which are frequently associated with significant pain, blood loss and scarring, especially in burns covering a large fraction of the body. Surgical debridement of a partial or full-thickness burn can be costly, up to $10,000 per procedure. Topical burn debridement agents currently available have a slow onset of action, and are associated with excessive pain due to their inability to discriminate between burned and healthy tissue. Vibriolysin, the active enzyme component in Vibrilase, preferentially digests burned skin, leaving healthy tissue intact. Vibrilase may meet the medical need for a product that will rapidly and safely debride partial thickness burns, by potentially reducing the incidence of infection, improving the outcomes of skin grafts on burns, and ultimately reducing the time to healing.

Clinical Status

A Phase 1a, randomized, placebo-controlled, double-blind study evaluated the dermal irritation and sensitization potential of 100, 250, and 500 units per gram of Vibrilase in 118 healthy subjects at one site in the United Kingdom. Results indicate that Vibrilase produced no evidence of contact sensitization or irritation for up to eight days, well beyond the expected 1-3 day treatment period in which Vibrilase would be applied.

A Phase 1b study was initiated in 2002 at one clinical site in the United Kingdom. Recently, in order to accelerate patient enrollment in the Phase 1b study, and to prepare for a Phase 2 trial, one additional site was added in Scotland, and a third site in the Netherlands is expected begin enrolling patients in the second quarter of 2003. The Phase 1b study is an open-label, dose escalation and safety study, evaluating a total of 15 patients with partial thickness burns, with five patients at three doses; 100, 250, and 500 units per gram. Based on the trial protocol, patients 18 to 75 years of age with partial thickness burns over 1-25% of their bodies will receive Vibrilase for three consecutive days, and will be monitored for 28 days, or until healing occurs. BioMarin expects to complete the Phase 1b Vibrilase trial in the middle of 2003.

BioMarin Pharmaceutical specializes in the development and commercialization of therapeutic enzyme products to treat serious, life-threatening diseases and conditions.

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: expectations and actions of regulatory authorities, including the FDA with respect to actions related to Aldurazyme and European authorities with respect to Vibrilase; the final results of past clinical trials of Vibrilase; the expected timing, progress, enrollment and conduct of current and future trials of Vibrilase and the availability of clinical sites for such trials; and the financial performance of BioMarin. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: the final analysis of results of past clinical trials; results and timing of current and future clinical trials; enrollment rates of current and future clinical trials, the content and timing of decisions by the FDA, the European Commission and other regulatory authorities concerning Aldurazyme and Vibrilase; BioMarin's financial performance during the quarter ending March 31, 2003; and those factors detailed in BioMarin's filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption "Factors That May Affect Future Results" in BioMarin's 2002 Annual Report on Form 10-K and the factors contained in BioMarin's reports on Forms 10Q and 8K. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin's press releases and other company information are available online at http://www.biomarinpharm.com. Information on our website is not incorporated by reference into this press release.